                                                            EXHIBIT 11.0

                             SUN MICROSYSTEMS, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                  (unaudited)

                    (in thousands, except per share amounts)

PRIMARY

                                 Three Months Ended         Nine Months Ended
                               ----------------------     ---------------------
                               March 27,     March 28,    March 27,    March 28,
                                 1994          1993         1994         1993
                               --------      --------     --------     --------
Net income                     $ 57,481      $51,663      $ 117,911    $80,589
                               ========      =======      =========    =======
Weighted average common
shares outstanding               93,739      105,624       95,618      102,110

Common-equivalent shares
attributable to stock options
and warrants                      1,781        3,404        1,697        3,046
                               --------      -------    ---------      -------
Total common and common-
equivalent shares outstanding    95,520      109,028       97,315      105,156
                               ========      =======    =========      =======
Net income per common and
 common-equivalent share         $ 0.60       $ 0.47       $ 1.21       $ 0.77
                                 ======       ======       ======       ======

                             SUN MICROSYSTEMS, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                  (unaudited)

                    (in thousands, except per share amounts)

FULLY DILUTED

                                Three Months Ended          Nine Months Ended
                              ---------------------      -----------------------
                              March 27,    March 28,     March 27,      March 28,
                                1994         1993          1994           1993
                              --------     --------      --------       --------
Net income                    $ 57,481      $51,663      $ 117,911      $80,589

Adjustment for interest
assuming conversion of
5 1/4%  subordinated
debentures,  net of taxes            -            -              -        2,324
                              --------      -------      ---------      -------
Adjusted net income           $ 57,481      $51,663      $ 117,911      $82,913
                              ========      =======      =========      =======
Weighted average common
shares outstanding              93,739      105,624         95,618      102,110

Common-equivalent shares
  attributable to:
 Stock options and warrants      1,810        3,554          1,783        3,276

 Conversion of 5 1/4%
subordinated debentures              -            -              -        2,440
                              --------      -------      ---------      -------
Total common and common-
equivalent shares outstanding   95,549      109,178         97,401      107,826
                              ========      =======      =========      =======

Net income per common and
 common-equivalents share       $ 0.60       $ 0.47         $ 1.21       $ 0.77
                                ======       ======         ======       ======


                                       18